Exhibit 10.2

Amendment No. 1 to Software License Agreement

     This Amendment (the “Amendment”), dated April 30, 2013 (the “Amendment Effective Date”), amends the Software License Agreement, effective as of May 1, 2009 (the “Software License Agreement”), by and between Zalicus Inc. (formerly known as CombinatoRx, Incorporated), a Delaware corporation with an office at 245 First Street, Third Floor, Cambridge, Massachusetts 02142 (“Zalicus”), and Novartis Institutes for BioMedical Research, Inc., a Delaware corporation with an office at 250 Massachusetts Avenue, Cambridge, Massachusetts 02139 (“Novartis”). Novartis and Zalicus are each separately referred to as a “Party” and are collectively referred to as the “Parties”. Capitalized terms not otherwise defined in this Amendment have the meaning set forth in the Software License Agreement.

Background

Novartis and Zalicus are parties to a Research Collaboration and License Agreement, effective as of May 1, 2009, as amended (the “Collaboration Agreement”). The Parties have agreed to extend the term of the Research Collaboration under the Collaboration Agreement through October 31, 2014 (the “Extended Research Term”). The Initial Term of the Software License Agreement expires on June 12, 2014, and under Section 13 of the Software License Agreement, Novartis has the right (but not the obligation) to extend the term of the Software License Agreement for one or more Subsequent Terms. As the Software licensed under the Software License Agreement would be used by Novartis during the Extended Research Term under the Collaboration Agreement, Novartis and Zalicus each wish to extend the Initial Term until October 31, 2014, and also change the terms for Subsequent Terms, subject to the revised terms and conditions set forth in this Amendment.

The Parties agree as follows:

Section 1.

Initial and Subsequent Terms.

In order to extend the Initial Term through the Extended Research Term, and to amend the terms of the Subsequent Terms, the first paragraph of Section 13 of the Software License Agreement is hereby amended and restated in its entirety as follows:

     “The term of this Agreement shall be from the Effective Date until October 31, 2014 (the “Initial Term”), unless extended pursuant to this Section or earlier terminated as set forth in the following paragraph. Novartis may, in its sole discretion, extend the Term of this Agreement for one (1) additional one-year period through October 31, 2015 (the “Subsequent Term”) pursuant to written notice provided to Zalicus indicating the number of seats (no less than ten (10) and no more than fifty (50)) of Software to be licensed during the Subsequent Term, no later than thirty (30) days prior to the end of the Initial Term. Collectively, the Initial Term and any Subsequent Term shall constitute the “Term.””

Section 2.

Consideration.

In order to amend the consideration for the Subsequent Term, the second sentence of Section 4 of the Software License Agreement is hereby amended and restated in its entirety as follows: “The consideration for the Subsequent Term shall be fifteen thousand US Dollars ($15,000) per seat of Software licensed, payable within sixty (60) days after Novartis receives Zalicus’s invoice for the same, such invoice to be sent after the first day of such Subsequent Term and substantially in the form of Schedule I to the Collaboration Agreement.”

Section 3.

Ratification and Confirmation.

In all other respects, the Software License Agreement is hereby ratified and confirmed.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their duly authorized representatives as of the Amendment Effective Date.

NOVARTIS INSTITUTES FOR	ZALICUS INC.
BIOMEDICAL RESEARCH, INC.
By: /s/ Charles Wilson	By: /s/ Justin A. Renz
Name: Dr. Charles Wilson	Name: Justin A. Renz
Title: Vice President, Global Head Strategic	Title: EVP, CFO & Treasurer
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